EXHIBIT 5.1






                                December 12, 1997



Board of Directors
KinderCare Learning Centers, Inc.
825 NE Multnomah, Suite 1050
Portland, Oregon  97232


     We have acted as counsel for KinderCare Learning Centers, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 2,342,105 shares of Common Stock (the "Shares") of the Company issuable in connection with the Company's 1997 Stock Purchase and Option Plan for Key Employees of KinderCare Learning Centers, Inc. and Subsidiaries (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Delaware; and

     2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                       /s/

                                   STOEL RIVES LLP